SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



       Date of report (Date of earliest event reported): November 4, 1999

                            Waters Instruments, Inc.
                           (d/b/a Waters Corporation)
        (Exact Name of Small Business Issuer as Specified in Its Charter)


                                    Minnesota
                 (State or Other Jurisdiction of Incorporation)


         000-1388                                       41-0832194
(Commission File Number)                (I.R.S. Employer Identification Number)

                             2411 Seventh Street NW,
                           Rochester, Minnesota 56001
               (Address of Principal Executive Offices) (Zip Code)


                                  507-288-7777
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

         Waters Instruments, Inc. announced on November 4, 1999 that it has signed a definitive agreement for its Waters Network Systems business unit to merge with Garrett Communications, Inc., a San Jose, California company that serves the computer networking market. It is anticipated that the transaction will be completed in January 2000.

         The completion of the merger is subject to customary closing conditions, including approval by Waters' shareholders. The agreement contemplates that Waters stock will have a market value of at least $6 per share at the time of closing.

         The agreement calls for Waters to issue 375,000 shares of its common stock and pay $2,250,000 in cash for all outstanding stock of Garrett. In addition, outstanding options to purchase Garrett stock will be converted to options to purchase Waters common stock at a ratio of one (1) option share of Waters for every three (3) option shares of Garrett. Garrett presently has grants outstanding for 350,000 shares. On September 30, 1999, there were 1,471,279 Waters shares outstanding.

         Waters intends to use its cash reserves to fully fund the cash portion of the transaction.

         Frank Madren, Garrett's president, will be one of the two persons joining Waters' Board.


Item 7.  Financial Statements and Exhibits.

         (a)      Financial statements:  None.

         (b)      Pro forma financial information:  None.

         (c)      Exhibits:  None.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 4, 1999

                                    WATERS INSTRUMENTS, INC.



                                    By   /s/ Jerry W. Grabowski
                                         Jerry W. Grabowski
                                         President and Chief Executive Officer